AGREEMENT BETWEEN LANI LLC AND AVERE ENERGY CORP.
JULY 31 2013

This agreement is made this 31 day if July, 2013 between Avere Energy Corp., a Delaware registered Company having an address of 4005 Hancock Place, Plano, Texas 75023 and Lani LLC, a California registered company having an address of 56 Main Street, Suite 202, Ventura, California 93001

We refer to the Farm-in Agreement dated November 13, 2012 between Lani, LLC, a California Company and wholly owned subsidiary of North American Oil and Gas Corp. (OTCBB:NAMG) and Avere Energy Corp., a Delaware company and wholly owned subsidiary of East West Petroleum Corp. (TSX-V:EW), covering, inter alia, the Tejon Main Area in the San Joaquin Basin of California (the "Farm-in Agreement"). Lani and North American Oil and Gas Corp. are collectively referred to herein as "Lani/NAOG" and Avere Energy Corp. and East West Petroleum Corp. are collectively referred to herein as "Avere/EWP".

Lani/NAOG and Avere/EWP wish to set out and confirm the following with respect to the Tejon Main Area:

1. Pursuant to the Farm-in Agreement and the amended Joint Operating Agreement between Solimar Energy Limited ("Solimar"), Lani/NAOG and Avere/EWP dated November 15th, 2012 the leases covering the Tejon Main Area are held as follows:

Solimar	57.50 %
Lani/NAOG	21.25 %
Avere/EWP	21.25 %
TOTAL	100.00 %

2. Pursuant to an Agreement to Purchase and Sell an interest in leases effective July 18, 2013 ("Solimar Agreement"), Solimar agreed to sell and Lani/NAOG and Avere/EWP agreed to purchase, an undivided 47.5% interest in the leases covering the Tejon Main Area so that following the recording of the assignment, the Tejon Main Area leases will be held as follows:

Solimar	10.00 %
Lani/NAOG	40.00 %
Avere/EWP	50.00 %
TOTAL	100.00 %

3. The purchase price for the 47.5% interest is US$250,000 which Avere/EWP will advance to Solimar by wire transfer on or before August 1, 2013, providing that the Solimar Agreement and assignment of the 47.5% interest from Solimar to Lani/NAOG and Avere/EWP have been executed by the parties. Following execution of the assignment, Lani will arrange to record the assignment in the in the public records of Kern County, California.

4. Lani/NAOG will pay Avere/EWP a portion of the purchase price for the Tejon Main Area leases amounting to US$140,000 within 5 days following (a) the closing of a private or public offering of

its securities, (b) from any other fund raising or farmout initiatives, or (c) revenue from any Lani/NAOG production or asset sales, whichever comes first.

5. In the event Solimar relinquishes its retained interest in the Tejon Main Area leases pursuant to the terms of the JOA, the interest being relinquished shall be acquired by Lani/NAOG as to 40% and Avere/EWP as to 60%.

6. In the event Lani/NAMG is unable to continue as a going concern and operator, Lani/NAMG will agree to assign Avere/EWP its 40% interest in the Tejon Main area at no cost to Avere/EWP. This assignment is subject to Avere/EWP receiving permission from the Tejon Ranch lease owners that Avere will be an acceptable operator replacement for Lani/NAMG.

6. All other terms of the Agreement, the JOA and the Solimar Agreement shall remain in full force and effect following the signing of this side letter agreement.

Yours sincerely,

Avere Energy Corp. / East West Petroleum Corp.

Per: ______________________

Greg Renwick, President & CEO

Agreed to and accepted this 31 day of July 2013

Lani LLC / North American Oil and Gas Corp.

Per: ______________________

Robert Rosenthal, President & CEO